Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

January 15, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Advanced Pipe Fitting Technologies, Inc.
Reno, Nevada

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Advanced Pipe Fitting Technologies, Inc. of our report dated January 8, 2010, relating to the financial statements of Advanced Pipe Fitting Technologies, Inc., a Nevada Corporation, as of and for the period ending October 31, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan